                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                           Computer Integration Corp.
--------------------------------------------------------------------------------
                              (Name of Registrant)

                           Computer Integration Corp.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                           COMPUTER INTEGRATION CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Computer Integration Corp.

     The annual meeting (the "Annual Meeting") of stockholders of Computer Integration Corp. (the "Company"), will be held at the Park Hotel, 220 Rexford Road, Charlotte, North Carolina 28211 on November 4, 1997 at 9:00 a.m. for the following purposes:

     1. To elect seven directors;

     2. To consider and vote upon a proposal to amend the Company's 1994 Stock Option Plan;

     3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase its authorized shares of Common Stock from 20 million to 40 million shares.

     4. To ratify the Company's selection of the accounting firm of Ernst & Young LLP as the Company's independent certified public accountants; and

     5. To transact such other business as may properly be brought before the Annual Meeting.

     The Board of Directors has fixed the close of business on October 15, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors

                                                       John E. Paget
                                                         President

October 16, 1997

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           COMPUTER INTEGRATION CORP.
                        2425 CROWN POINT EXECUTIVE DRIVE
                        CHARLOTTE, NORTH CAROLINA 28227

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Computer Integration Corp. (the "Company") to be voted at the annual meeting of stockholders ("Annual Meeting") of the Company referred to in the foregoing Notice and is accompanied by a copy of the Company's Form 10-K for the fiscal year ended June 30, 1997. Unless the context otherwise requires, the term "Company" includes Computer Integration Corp. and its wholly-owned operating subsidiary, CIC Systems, Inc. ("Systems"). Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted: (i) FOR the election as directors of the persons who have been nominated by the Board of Directors; (ii) FOR the proposed amendment to the Company's 1994 Stock Option Plan; (iii) FOR the proposal to amend the Company's Certificate of Incorporation ("Certificate") so as to increase its authorized shares of Common Stock, par value $.001 per share ("Common Stock"), from 20 million to 40 million; (iv) FOR the ratification of the Company's selection of independent certified public accountants; and (v) in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter either by writing the Secretary of the Company at the above address or by attending the Annual Meeting and revoking the proxy in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     This Proxy Statement and the accompanying proxy are being sent on or about October 16, 1997 to stockholders entitled to vote at the Annual Meeting. The entire cost of soliciting proxies hereunder will be borne by the Company and will be made through the use of the mails. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

     As of September 30, 1997, the Company had outstanding 14,034,810 shares of Common Stock which are entitled to vote at the Annual Meeting, each share being entitled to one vote. Only stockholders of record at the close of business on October 15, 1997 will be entitled to vote at the meeting. Officers, directors and certain related stockholders of the Company, collectively owning approximately 64.6% of the outstanding shares of Common Stock, have indicated their intention to vote in favor of each of the proposals to be voted upon at the Annual Meeting and for the election as directors of the persons who have been nominated by the Board of Directors.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of September 30, 1997 by the Company's executive officers, directors, director nominees and each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the shares shown as beneficially owned by such persons, subject to applicable community property laws. However, as indicated by the notes following the table, certain shares are deemed to be beneficially owned by more than one person or entity as a result of attribution of ownership among affiliated persons and entities.

                                                              AMOUNT AND NATURE        PERCENTAGE OF
                                                                OF BENEFICIAL           BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP              OWNERSHIP
------------------------------------                          -----------------        -------------
Codinvest Limited...........................................      4,672,897                33.0%
  Road Town
  Tortola, British Virgin Islands
Araldo A. Cossutta..........................................      2,886,685(1)             19.2
  920 5th Avenue
  New York, NY 10021
Ronald G. Farrell...........................................      1,205,585(2)              8.5
  3030 Wellington Road
  Alpharetta, GA 30202
Robert W. Johnson...........................................      1,000,000                 7.1
  P.O. Box 5415
  New York, NY 10185
John E. Paget...............................................        200,000(3)              1.4
  165 University Avenue
  Westwood, MA 02090
Donald Russell..............................................        200,000                 1.4
  101 East Kennedy Boulevard
  Suite 3300
  Tampa, FL 33602
Frank J. Zappala, Jr........................................        257,660(4)              1.8
  5584 S.W. Quail Hollow
  Palm City, FL 34990
Samuel C. McElhaney.........................................        195,010(5)              1.3
  8200 Fairview Road
  Charlotte, NC 28226
Michael G. Santry...........................................         90,000(6)              .06
  5950 Berkshire Lane
  Suite 1650
  Dallas, TX 75225
Matthew S. Waller...........................................         90,000(6)              .06
  7880 Bent Branch Drive
  Suite 150
  Irving, TX 75063

                                                              AMOUNT AND NATURE        PERCENTAGE OF
                                                                OF BENEFICIAL           BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP              OWNERSHIP
------------------------------------                          -----------------        -------------
Edward A. Meltzer...........................................         45,000(7)              .03
  165 University Avenue
  Westwood, MA 02090
Stephen C. Wright...........................................              0                   0
  165 University Avenue
  Westwood, MA 02090
All executive officers, directors and nominee as a
  group (9 persons).........................................      3,964,355(8)             25.3%

---------------

(1) Includes 456,000 shares of Common Stock issuable upon the conversion of 11,400 shares of Series D Preferred Stock, 500,000 shares of Common Stock issuable upon the conversion of 125 shares of Series E Preferred Stock, 17,685 shares of Common Stock owned by trusts for which Mr. Cossutta is the sole trustee and 16,000 shares of Common Stock issuable upon the conversion of 400 shares of Series D Preferred Stock owned by trusts for which Mr. Cossutta is the sole trustee. Also includes immediately exercisable options to purchase (i) 5,000 shares of Common Stock, which are exercisable at $.10 per share and expire on March 30, 1999; (ii) 5,000 shares of Common Stock, which are exercisable at $1.00 per share and expire on July 12, 2000; (iii) 10,000 shares of Common Stock, which are exercisable at $4.00 per share and expire on October 12, 2001; (iv) 10,000 shares of Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002; and (v) 35,000 shares of Common Stock, which are exercisable at $1.00 per share and expire on March 28, 2007. Includes 11,000 shares of Common Stock owned by Mr. Cossutta's wife, as to which shares Mr. Cossutta disclaims beneficial ownership. Excludes 569,462 shares held in trust, with independent trustees, for the benefit of Mr. Cossutta's children and by other family members. Mr. Cossutta has disclaimed beneficial ownership of such shares.
(2) Includes (i) 1,021,585 shares of Common Stock held by RGF Investments, Inc., a Georgia corporation ("RGFI"), of which Mr. Farrell is the sole stockholder, director and executive officer; and (ii) immediately exercisable options to purchase 118,000 shares of Common Stock, which are exercisable at $1.10 per share and expire on September 30, 1999. Also includes 66,000 shares of Common Stock held by Mr. Farrell's wife, as to which shares Mr. Farrell disclaims beneficial ownership.
(3) Includes immediately exercisable options to purchase 200,000 shares of Common Stock, which are exercisable at $1.41 per share and expire on July 24, 2007.
(4) Includes 40,000 shares of Common Stock issuable upon the conversion of 1,000 shares of Series D Preferred Stock. Also includes immediately exercisable options to purchase (i) 5,000 shares of Common Stock, which are exercisable at $.10 per share and expire on March 30, 1999; (ii) 5,000 shares of Common Stock, which are exercisable at $1.00 per share and expire on July 12, 2000;
    (iii) 10,000 shares of Common Stock, which are exercisable at $4.00 per share and expire on October 12, 2001; (iv) 10,000 shares of Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002; and
    (v) 35,000 shares of Common Stock, which are exercisable at $1.00 per share and expire on March 28, 2007. Includes 62,830 shares of Common Stock owned by Mr. Zappala's wife, as to which shares Mr. Zappala disclaims beneficial ownership.
(5) Includes immediately exercisable options to purchase (i) 10,000 shares of Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002 and (ii) 50,000 shares of Common Stock, which are exercisable at $1.50 per share and expire on December 9, 2006. Includes 50,000 shares of Common Stock by Mr. McElhaney's wife, as to which shares Mr. McElhaney disclaims beneficial ownership.
(6) Includes immediately exercisable warrants to purchase 90,000 shares of Common Stock, which are exercisable at $1.13 per share and expire on June 30, 2004.
(7) Includes immediately exercisable options to purchase 20,000 shares of Common Stock, which are exercisable at $1.50 per share and expire on January 15, 2002.
(8) Includes an aggregate of (i) 528,000 shares of Common Stock underlying immediately exercisable options; (ii) 180,000 shares of Common Stock underlying immediately exercisable warrants; (iii) 512,000 shares of Common Stock issuable upon the conversion of 12,800 shares of Series D Preferred Stock; and (iv) 500,000 shares of Common Stock issuable upon the conversion of 125 shares of Series E Preferred Stock.

                        ITEM 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected to hold office until the next annual meeting and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the persons named in the table below.

     At the 1996 annual meeting of stockholders held on October 30, 1996, Ronald
G. Farrell, Frank J. Zappala, Jr., Araldo A. Cossutta, Samuel C. McElhaney and Ronald G. Assaf were elected to the Company's Board of Directors. Mr. Assaf resigned on January 16, 1997 and Mr. Farrell resigned on July 8, 1997.

     The following are the persons nominated to be directors of the Company, their respective ages, the year in which each was originally elected a director and, where applicable, the office of the Company held by the director. Each director elected will hold office until the next annual meeting of stockholders, expected to be held in October 1998, and until their respective successors have been duly elected and qualified:

                 NAME                      AGE                   POSITION                       SINCE
                 ----                      ---                   --------                       -----
Samuel C. McElhaney....................            Chairman and Director of Strategic         April 11, 1995
                                           45      Planning and Development
John E. Paget..........................    48      President, CEO and Director                 July 24, 1997
Araldo A. Cossutta.....................    71      Director                                     May 24, 1994
Donald Russell.........................    45      Director Nominee
Michael G. Santry......................    49      Director                                    July 24, 1997
Matthew S. Waller......................    35      Director                                    July 24, 1997
Frank J. Zappala, Jr...................    64      Director                                     May 24, 1994

     SAMUEL C. MCELHANEY has been a director of the Company since April 11, 1995 and Chairman of the Board since August 19, 1997. Mr. McElhaney was an Executive Vice President of Systems from July 1994 to June 1996, CEO and President of the Company and Systems from December 4, 1996 to August 19, 1997 and has been Director of Strategic Planning and Development of Systems since August 19, 1997. Prior to the acquisition of Dataprint, Inc. by the Company in July 1994, Mr. McElhaney served as its President, Chief Executive Officer and Chairman of the Board since its founding by Mr. McElhaney in 1979.

     JOHN E. PAGET has been a director of the Company since July 24, 1997 and Chief Executive Officer and President of the Company and Systems since August 19, 1997. From May 1995 to August 1997, Mr. Paget served as the Director, Field Service and Operations, for Compaq Computer Corporation. From May 1992 until January 1995, Mr. Paget was Vice President, Multivendor Customer Services for Digital Equipment Corporation. From 1989 until 1992, Mr. Paget served in various positions with Intelogic Trace, Inc., most recently as President and Chief Operating Officer. From 1969 to 1989, Mr. Paget served in a number of positions at Xerox Corporation, most recently as General Manager -- Xerox Service Business
(TPM).

     ARALDO A. COSSUTTA has served as a director of the Company since May 24, 1994. Mr. Cossutta served as a director of Systems from March 1993 to July 1994. In 1973, Mr. Cossutta formed, and has since served as principal of, Cossutta & Associates, Architects, P.C., located in New York, New York and Araldo Cossutta & Associates, Architects, located in Dallas, Texas, which are engaged in large scale, mixed use, commercial development projects in North America and Europe. From 1956 to 1973, Mr. Cossutta was with I.M. Pei & Partners in New York, New York, most recently as one of the four general partners of that firm.

     DONALD RUSSELL is a director nominee. Mr. Russell has been Principal and Chairman of the Investment Committee of CEA Capital Partners USA, L.P., a private equity fund, since May 1996 and served as a director of Communications Equity Associates from 1994 to 1996. From 1978 to 1993, Mr. Russell served in various capacities, including, from November 1988 to December 1993, as President, with CEA's New York affiliate, CEA, Inc. In that capacity, Mr. Russell directed CEA, Inc.'s investment banking services in cable television and broadcasting. Mr. Russell is also a director of Visual Services Inc., CableSoft, HCP Diagnostics, L.P. and Knowledgeworks.

     MICHAEL G. SANTRY has been a director of the Company since July 24, 1997. Mr. Santry founded Chartwell Group, Inc. in 1996 and has served as its Chairman of the Board since that time. Since 1987, Mr. Santry has served as Chairman of ATC Communications Group, Inc. (NASDAQ-NMS:"ATCT"), a publicly traded company that provides outsourced teleservices to Fortune 500 companies. From 1987 until 1996, Mr. Santry also served as ATC's Chief Executive Officer.

     MATTHEW S. WALLER has been a director of the Company since July 24, 1997. Mr. Waller serves as the Chief Financial Officer of ATC, a position he has held since March 1997. From February 1993 until March 1997, Mr. Waller served in various capacities in the Corporate Finance Department of Principal Financial Securities, Inc., most recently as Senior Vice President and Head of the Technology Banking Group.

     FRANK J. ZAPPALA, JR. has served as a director of the Company since May 24, 1994 and was Chairman of the Board from January 7, 1997 to August 19, 1997. Mr. Zappala served as a director of Systems from March 1993 to July 1994. Mr. Zappala has been retired since 1983 and is a private investor. Since 1987, Mr. Zappala has served as a director of First City Company, a privately held real estate management and development company located in Pittsburgh, Pennsylvania and, until April 1997, as a director of First United Bancorp located in Boca Raton, Florida, a publicly held company traded on Nasdaq.

     On July 24, 1997, pursuant to an agreement dated May 15, 1997 (the "Agreement"), between the Company and Chartwell Group, Inc., a Texas corporation ("Chartwell") the Company sold 6,950,000 shares of Common Stock to certain individuals and entities designated by Chartwell. The Agreement provides that, until July 24, 1998, the Company will use its best efforts to cause and maintain the election to the Company's Board of Directors of up to four nominees of Chartwell reasonably satisfactory to the Company, and further provides that the Board of Directors will consist of no more than eight members during such one year period. Chartwell subsequently assigned its right to nominate up to three directors to Codinvest Limited ("Codinvest"), a principal stockholder of the Company, and the right to nominate one director to the other buyers designated by Chartwell (collectively, the "Assignees"). Codinvest nominated three members of the Board of Directors (John E. Paget, Michael G. Santry, and Matthew S. Waller), each of whom took office on July 24, 1997. On July 8, 1997, Ronald G. Farrell resigned from the Board of Directors. The other three seats on the Board continue to be occupied by Araldo A. Cossutta, Samuel C. McElhaney and Frank J. Zappala, Jr., each of whom was elected at the last annual meeting of shareholders.

     The Assignees have chosen Donald Russell, one of the Assignees, as their Board nominee.

     In the Agreement, the Company granted to Chartwell, and Chartwell thereafter assigned to Codinvest, the right to designate the President and Chief Executive Officer, subject to the approval of the Company's Board of Directors. In connection with the Agreement, the Company's Board of Directors approved the appointment of John E. Paget as President and Chief Executive Officer. Mr. Paget took office on August 19, 1997. Mr. Paget replaced Samuel C. McElhaney, who continues to serve on the Company's Board of Directors and is a nominee for reelection.

     Each director will serve on the Board of Directors for a period of one year or until his successor shall have been elected and qualified.

BOARD AND BOARD COMMITTEE MEETINGS

     The Board of Directors has established an Audit Committee, a Stock Option and Compensation Committee, an Investors Relation Committee, and a Business Development Committee. The members of the Audit, Business Development and Stock Option and Compensation Committees are Messrs. McElhaney, Cossutta and Zappala. The Audit Committee, whose Chairman is Mr. Zappala, reviews the engagement of the independent accountants, the scope of the annual audit undertaken by the independent accountants and the adequacy of the Company's internal control procedures, including those related to affiliated parties. The Stock Option and Compensation Committee, whose Chairman is Mr. Cossutta, reviews and recommends to the full Board of Directors all aspects of the compensation program for the executive officers and makes recommendations to the full Board of Directors with respect to the award of stock options under the Company's 1994 Stock Option Plan, as amended. The Business Development Committee, whose Chairman is

Mr. McElhaney, reviews and analyzes business combination and investment opportunities. The Investor Relations Committee, which was formed on August 19, 1997 with Mr. Santry as its initial member, will act as the Company's liaison with the investment banking community.

     During the fiscal year ended June 30, 1997, there were 12 meetings held by the Board of Directors, one meeting of the Audit Committee, three meetings of the Stock Option and Compensation Committee and 14 meetings of the Business Development Committee. All directors attended at least 75% of the meetings of the Board and the respective committees on which they serve.

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors receives an annual director's fee of $15,000, paid quarterly, plus $1,000 for each board meeting attended, $750 for each committee meeting attended and reimbursement for travel and lodging expenses incurred in connection with attending such meetings. Non-employee members of the Business Development Committee receive $750 for attendance at meetings held in conjunction with regular or special Board meetings, $2,500 for attendance at meetings not held in conjunction with Board meetings and $500 for participation in telephone meetings which require advance preparation. Mr. Farrell did not receive any additional compensation for serving on the Board of Directors during the fiscal year ended June 30, 1997.

     Each of Messrs. Cossutta, Zappala and Assaf received options to purchase 10,000 shares of Common Stock in connection with their election to the Company's Board of Directors in 1995 and 1996 pursuant to the Company's 1994 Stock Option Plan, as amended (the "Plan"). Mr. McElhaney similarly received options to purchase 10,000 shares of Common Stock on his election to the Board in October 1996. Each of the options awarded in October 1995 became exercisable on October 12, 1996 at an exercise price of $4.00 per share and expire on October 12, 2001. Each of the options awarded in 1996 became exercisable on October 30, 1997 at an exercise price of $1.56 per share and will expire on October 30, 2002.

     In March 1997, each of Messrs. McElhaney, Cossutta and Zappala were awarded additional options to purchase 35,000 shares of Common Stock at an exercise price of $1.00 per share. Those options vested immediately and expire on March 11, 2007.

     In July 1997, upon their initial election to the Board, each of Messrs. Santry and Waller received options to purchase 10,000 shares of Common Stock at an exercise price of $1.4065 per share. Those options will vest on July 24, 1998 and will expire on July 24, 2003.

     According to the formula set forth in the Plan, in each year that a non-employee director is newly elected to the Board of Directors of the Company, and on the anniversary of each succeeding re-election, he or she will receive an option having a six-year term to purchase 10,000 shares of Common Stock at a purchase price equal to the then current market price. Such options will not be exercisable for a one-year period commencing with the date of grant. The provisions of the Plan which govern grants of options to non-employee directors may not be amended more than once in any six-month period, other than to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other applicable federal or state law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities laws require the Company's directors, certain of its officers, and persons owning beneficially more than ten percent (10%) of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. The Company is required to disclose any failure of persons, who at any time during the fiscal year, were directors, officers required to report, or more than ten percent (10%) beneficial owners, to file timely those reports during the year ended June 30, 1997 or prior years. The Company undertakes the responsibility to file all required reports on behalf of its directors and officers. To the Company's knowledge, based solely upon information furnished to the Company by its directors and certain of its officers, during the fiscal year ended June 30, 1997, all of the

Company's directors, officers required to report, and greater than ten percent (10%) beneficial owners, made all such filings on a timely basis, except for the following: Forms 3, for Edward A. Meltzer, an officer of the Company, and Stephen C. Wright, an officer of Systems, were not filed on a timely basis, and a Form 4 for Araldo Cossutta, a director of the Company, was not filed on a timely basis.

POSSIBLE INCREASE IN THE SIZE OF THE BOARD OF DIRECTORS

     The Board of Directors is presently considering increasing the size of the Board of Directors from seven to eight members. Pursuant to the Company's bylaws, the number of directors may be increased by a majority vote of the Board of Directors, and any vacancies created by such increase in the number of directors may be filled by a majority vote of the remaining directors. Pursuant to the Agreement, Messrs. Cossutta, McElhaney and Zappala have the ability to select an additional Board member and the remaining directors would be obligated to vote in favor of that selection. Directors elected in such manner would hold office until the next annual meeting of stockholders.

     A final decision has not been made to increase the size of the Board of Directors, and no person has been identified as of the date hereof to fill any vacancy created by such an increase.

                               EXECUTIVE OFFICERS

     The following are the executive officers of the Company as of September 30, 1997, their respective ages, the year in which each was first elected an officer and the office of the Company held by each. Each executive officer will hold office until the expiration or termination of his employment agreement.

NAME                                        AGE                         POSITION
----                                        ---                         --------
John E. Paget.............................  48    President and Chief Executive Officer of the Company
                                                  and Systems
Stephen C. Wright.........................  53    Chief Operating Officer of Systems
Edward A. Meltzer.........................  48    Chief Financial Officer, Secretary and Treasurer of
                                                  the Company and Systems

     John E. Paget's biography is included under the heading "Election of Directors".

     Stephen C. Wright has served as the Chief Operating Officer of Systems since November 1996. From 1989 to 1995, Mr. Wright worked for Intelligent Electronics, a distributor and reseller of computer hardware, in various positions including President of the Demand Fulfillment Division and President of Intellogistics, a wholly-owned subsidiary offering third party outsourcing services. From 1995 to November 1996, Mr. Wright was a private consultant.

     Edward A. Meltzer has served as the Chief Financial Officer, Secretary and Treasurer of the Company and Systems since February 1997. From 1985 to 1995, Mr. Meltzer held various positions with Intelligent Electronics, including Vice President and Chief Financial Officer from 1992 to 1995. From 1995 to February 1997, Mr. Meltzer was a private consultant.

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth for each of the fiscal years 1995 through 1997, the compensation awarded to, earned by or paid to the Company's Chief Executive Officer, and the Company's other most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during the fiscal year ended June 30, 1997 (collectively the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                           --------------------------------------------
                                                                            ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS      COMPENSATION
       ---------------------------         ----    --------    --------    ------------
Samuel C. McElhaney                        1997    $ 94,506    $    -0-      $  5,231(1)
  Former President and                     1996     190,750      30,000        13,643(1)
  Chief Executive Officer                  1995     250,000         -0-        16,766(1)
Ronald G. Farrell                          1997    $171,412    $ 56,290      $158,106(3)(4)
  Former Chairman of the Board of          1996     300,300     448,215(2)     14,117(3)(4)
  Directors, President and                 1995     278,000     107,968        13,400(3)(4)
  Chief Executive Officer
Stephen Wright                             1997    $156,462    $100,000      $  6,403(5)
  Chief Operating Officer                  1996         -0-         -0-           -0-
  of Systems                               1995         -0-         -0-           -0-
Edward A. Meltzer                          1997    $ 76,058    $ 27,799      $  2,538(6)
  Chief Financial Officer                  1996         -0-         -0-           -0-
  Secretary and Treasurer                  1995         -0-         -0-           -0-
John F. Chiste                             1997    $ 91,356    $ 56,290      $172,510(7)
  Former Chief Financial Officer           1996     139,100     102,287(2)      8,063(7)
  Secretary and Treasurer                  1995     121,175      57,188         6,893(7)

---------------

(1) Consists of auto allowance of $5,231, $12,000 and $16,766 in fiscal 1997, 1996 and 1995, respectively, and employer contributions to Mr. McElhaney's 401(k) deferred compensation plan in fiscal 1996 in the amount of $1,643. Mr. McElhaney was the Company's President and Chief Executive Officer from December 4, 1996 until his resignation on August 19, 1997. Mr. McElhaney is currently the Company's Director of Strategic Planning and Development. See "Compensation Committee Interlocks and Insider Participation" for a discussion of certain other payments.
(2) Includes a one time discretionary bonus of $255,000 and $25,000 paid to Mr. Farrell and Mr. Chiste, respectively, in connection with the acquisition of Cedar Computer Center, Inc. Mr. Farrell was the Company's President and Chief Executive Officer until his resignation on December 4, 1996. Mr. Chiste was the Company's Chief Financial Officer until December 31, 1996.
(3) Consists of consulting fees of $157,159 in fiscal 1997, an automobile allowance of $1,000 per month and an employer contribution to Mr. Farrell's 401(k) deferred compensation plan in fiscal 1997, fiscal 1996 and fiscal 1995 in the amounts of $847, $2,117 and $1,400, respectively.
(4) RGF, a company wholly-owned by Mr. Farrell, was paid an acquisition fee in fiscal 1995 of $308,000 in connection with the acquisitions of Copley Systems Corporation and Dataprint, Inc. In addition, the Company has made certain payments on behalf of RGF, relating to overhead and rent for offices leased by RGF and subleased to the Company by RGF, in the aggregate amounts of $22,729, $34,093 and $35,361 for fiscal 1997, fiscal 1996 and fiscal
    1995, respectively, which amounts approximate the rental expense incurred by RGF under its primary lease for such offices. See "Compensation Committee Interlocks and Insider Participation" below.
(5) Consists of an automobile allowance of $5,192 and an employer contribution to Mr. Wright's 401(k) deferred compensation plan of $1,211.
(6) Consists of an automobile allowance of $2,538.

(7) Consists of severance payments of $154,378 in fiscal 1997, an auto allowance of $17,166 for fiscal 1997 and $500 per month for all of fiscal 1996 and fiscal 1995 and an employer contribution to Mr. Chiste's 401(k) deferred compensation plan in fiscal 1997, fiscal 1996 and fiscal 1995 in the amounts of $466, $2,063 and $893, respectively.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On July 15, 1997, Mr. McElhaney entered into an employment agreement with Systems to serve as Director of Strategic Planning & Development for a term ending on June 30, 1999. Pursuant to the employment agreement, Mr. McElhaney receives base compensation of $156,000 per year. Mr. McElhaney is also entitled to a bonus ranging from $0 to $54,600, subject to the attainment by the Company of certain sales and income targets. If Systems terminates the employment agreement without cause or Mr. McElhaney terminates the employment agreement during the 180-day period immediately following a change of control, Mr. McElhaney is entitled to receive base compensation for a period of twelve months following such termination, provided, that such compensation would be discontinued in the event Mr. McElhaney earns income by rendering services to, or on behalf of, any other person during such twelve month period. For a period of two years following the term of the agreement, Mr. McElhaney may not compete, directly or indirectly, with Systems.

     Systems entered into an employment agreement with Mr. Farrell on August 1, 1992, which agreement was modified on July 12, 1994 and June 12, 1995, to extend the term thereof from December 31, 1996 to December 31, 1999. Pursuant to such employment agreement, Mr. Farrell received base compensation of $171,412, $300,300 and $278,000 during the years ended June 30, 1997, 1996 and 1995. Mr.
Farrell also was entitled to receive a bonus equal to 5% of the pre-tax income of Systems for each fiscal year during the term of the agreement, but in no event greater than 100% of his annual base compensation. On December 4, 1996, Mr. Farrell and the Company terminated the employment agreement and Mr. Farrell resigned as an officer of the Company and Systems. Pursuant to the terms of a consulting agreement entered into as of December 4, 1996, the Company pays Mr. Farrell a monthly consulting fee of $31,250 through November 1998 and forgave $105,760, or 50%, of the principal and accrued interest under a promissory note from Mr. Farrell to the Company.

     Systems entered into an employment agreement with Mr. Wright, commencing November 4, 1996 and ending on October 31, 1997, to serve as Chief Operating Officer of Systems. Pursuant to the employment agreement, Mr. Wright received total base compensation of $16,000 per month and bonus compensation of $100,000. The agreement also provided that Mr. Wright was entitled to receive a bonus of 2% of the pre-tax income of the Company for the fiscal quarters ending March 31, 1997 and June 30, 1997, subject to the Company realizing pre-tax income of $250,000 in each such fiscal quarter.

     On July 15, 1997, Mr. Wright entered into a new employment agreement with Systems, for a term ending on June 30, 2000, to serve as Chief Operating Officer of Systems. Pursuant to the new employment agreement, Mr. Wright receives base compensation of $198,000 per year. Mr. Wright is also entitled to a bonus ranging from $0 to $95,500, subject to the attainment by the Company of certain sales and income targets. If Systems terminates the employment agreement without cause or Mr. Wright terminates the employment agreement during the 180-day period immediately following a change of control, Mr. Wright is entitled to receive base compensation for a period of twelve months following such termination, provided, that such compensation would be discontinued in the event Mr. Wright earns income by rendering services to, or on behalf of, any other person during such twelve month period. For a period of one year following the term of the agreement, Mr. Wright may not compete, directly or indirectly, with Systems.

     On July 15, 1997, Mr. Meltzer entered into an employment agreement with Systems to serve as Secretary, Treasurer and Chief Financial Officer of the Company and Systems for a term ending on June 30, 1999. Pursuant to the employment agreement, Mr. Meltzer receives base compensation of $181,000 per year. Mr. Meltzer is also entitled to a bonus ranging from $0 to $58,100, subject to the attainment by the Company of certain sales and income targets. If Systems terminates the employment agreement without cause, Mr. Meltzer terminates the employment agreement during the 180-day period immediately following a change of control or the employment agreement is not renewed for a period of at least one year upon the expiration of the initial term, Mr. Meltzer is entitled to receive base compensation for a period of twelve months following such termination, provided, that such compensation would be discontinued in the event Mr. Meltzer earns income by rendering services to, or on behalf of any other person during such twelve month period. For a period of one year following the term of the agreement, Mr. Meltzer may not compete, directly or indirectly, with Systems.

     Systems entered into an employment agreement with Mr. Chiste commencing January 1, 1993, which agreement was subsequently modified to extend the term to February 28, 1997. Under the employment agreement, Mr. Chiste received base compensation of $91,356, $139,100 and $121,175 during the years ended June 30, 1997, 1996 and 1995, respectively. Mr. Chiste's base compensation was increased to $143,000 on an annualized basis through December 31, 1996. The agreement, as modified, also provided that Mr. Chiste was entitled to a bonus of 2% of the pre-tax net income of Systems for each fiscal year during the term of the agreement, but in no event exceeding a maximum of 75% of his annual base compensation. For a period of two years after termination of his employment agreement, Mr. Chiste may not directly or indirectly compete with Systems. Mr. Chiste's employment agreement with Systems ended upon his resignation on December 31, 1996. Commencing February 14, 1997 and on the first day of each month thereafter through July 1, 1997, Mr. Chiste received a severance payment of $30,833 (or a total of $185,211).

     The Company has obtained a directors and officers liability insurance policy with a policy limit of $5 million for the benefit of its directors and officers. Under the policy, such persons are insured against certain liabilities incurred in the discharge of their duties, solely in their capacity as directors and officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's executive officers have employment agreements governing their compensation. The salaries of the Company's executive officers were determined by the entire Board of Directors, based on recommendations of the Stock Option and Compensation Committee, and are also set forth in employment agreements. The Board currently consists of John E. Paget, the Company's President and Chief Executive Officer, Samuel C. McElhaney, the Company's Chairman, and four non-employee directors, Araldo A. Cossutta, Frank J. Zappala, Jr., Michael G. Santry and Matthew S. Waller. The Stock Option and Compensation Committee currently consists of Samuel C. McElhaney, a former President and Chief Executive Officer of the Company and currently the Director of Strategic Planning and Development, and two non-employee directors, Araldo A. Cossutta and Frank J. Zappala, Jr.

     The Company subleased offices for its corporate headquarters in Boca Raton, Florida, from R.G. Farrell, Inc. ("RGF"), a Florida corporation wholly-owned by Mr. Farrell, for an aggregate annual rent of $32,400, which amount approximated the annual rent incurred by RGF under its primary lease. The Company's sublease expired on February 28, 1997. The Company believes that the terms of the sublease from RGF were at least as favorable as those which the Company could obtain from an independent third party for similar space.

     On May 15, 1996, the Company's Board of Directors approved a personal loan to Mr. Farrell in the principal amount of $200,000 with interest accruing at an annual rate of 5.76%. The loan was secured by shares of Common Stock owned by RGFI. Pursuant to the terms of his Consulting Agreement (see "Executive
Officers -- Employment Agreements, Termination of Employment and Change-in-Control Arrangements"), on April 23, 1997 Mr. Farrell repaid $105,760, or 50%, of the outstanding principal and interest on that note and the Company forgave the remaining $105,760 of principal and interest.

     As successor by merger to Dataprint, Inc., the Company leases offices for its Southeast Region headquarters in Charlotte, North Carolina from Mr. McElhaney and his wife, Jane McElhaney, for an aggregate annual rent of $264,000. The Company believes that the terms of the sublease from the McElhaneys, which will expire on August 30, 1998, are at least as favorable as those which the Company could obtain from an independent third party for similar space.

     Four of the Company's directors, Messrs. Cossutta, Zappala, Santry and Waller, have contractual registration rights with respect to 256,000, 40,000, 90,000 and 90,000 shares of Common Stock, respectively.

The Company has satisfied its initial registration obligations by registering for sale all such shares of Common Stock with the Securities and Exchange Commission.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT

     Executive Compensation Policy -- The Company's overall compensation philosophy is as follows:

     - Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company;

     - Foster a performance-oriented environment, where compensation is based upon corporate performance as measured by achievement of short- and long-term objectives, taking into account economic conditions and competitive compensation levels;

     - Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision making; and

     - Promote a cohesive, team oriented ethic among members of senior management in order to maintain the competitive advantage of efficiently integrating diverse business capabilities.

     Base Compensation -- The Stock Option and Compensation Committee's approach to base compensation is to offer competitive salaries in comparison to those of other computer equipment resellers. Increases in base compensation will be based on the competence and performance of the Company's executives and take into account the performance of the Company.

     The Committee's policy is to enter into employment agreements with the Company's principal executive officers. In determining the compensation payable under such employment agreements, the Committee examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for compensation decisions. The salary of all officers is determined by the Board acting as a whole based on the recommendations of the Committee.

     The Committee believes that it is appropriate to specifically tie a portion of the compensation of its executive officers to the performance of the Company and its subsidiaries. Consequently, as discussed above, each executive officer's salary has two components, base salary and bonus compensation. Bonus compensation is determined based on the Company's attainment of certain sales and income targets established by the Board and, under certain circumstances, may be based upon specific accomplishments of the executive.

     The Committee also believes that stock ownership enhances management's focus on maximizing stockholder value. Consequently, the Company has also adopted an incentive stock option plan for its officers and employees. The administrators of that plan will allocate options to employees, including executive officers, based on an evaluation of their relative levels of responsibility for, and contribution to, the Company's operating results (in relation to the Company's other optionees) and the number of options then owned by the employee.

     CEO Compensation -- As indicated above, on August 1, 1992, Systems entered into an employment agreement with Mr. Farrell, which was subsequently amended on July 12, 1994 and June 12, 1995. The terms of such agreement, including the base salary and bonus compensation thereunder, were ratified by the Board of Directors, with Mr. Farrell abstaining. See "Employment Agreements -- Employment Agreements, Termination and Change-In-Control Arrangements" for information concerning Mr. Farrell's compensation.

     As Chairman and Chief Executive Officer, Mr. Farrell's total compensation was more directly related to corporate performance than other executive officers. Mr. Farrell founded the Company in July 1992. Since that time, the Company's net sales increased from $0 in 1992 to approximately $418 million for the fiscal year ended June 30, 1997. That growth was attributable to both acquisitions and internal growth. On March 30, 1993, the Company acquired Copley Systems Corporation ("Copley") of Westwood, Massachusetts. Effective July 1, 1994, the Company acquired Dataprint, Inc. ("Dataprint") of Charlotte, North Carolina. Effective July 1, 1995, the Company acquired the assets of Cedar Computer Center, Inc. ("Cedar") of Des Moines, Iowa. Copley, Dataprint and Cedar were each, respectively, one of the largest dealers of Hewlett-

Packard computer products in the northeastern, southeastern and mid-western/western United States. Mr. Farrell identified the acquisition candidates, negotiated the terms of the acquisitions and obtained the necessary debt and equity financing to consummate the transactions. Accordingly, Mr. Farrell's base and bonus compensation, as established pursuant to the formula set forth in his employment agreement, increased by approximately 42% from fiscal 1994 to fiscal 1995 and by approximately 28% from fiscal 1995 to fiscal 1996. In fiscal 1995 and 1996, respectively, approximately 25% and 27% of Mr. Farrell's total compensation pursuant to his employment agreement was represented by discretionary and performance bonuses. RGF, a company wholly-owned by Mr. Farrell, was paid one-time acquisition fees of $308,000 and $125,000, respectively, in connection with the acquisitions of Copley and Dataprint.

     Mr. Farrell was also granted options to purchase 200,000 shares of Common Stock during fiscal 1996. The Committee believed that such level of options placed the proper emphasis on stock appreciation in Mr. Farrell's total compensation package and further strengthen the alignment of his interests with those of stockholders.

     Mr. Farrell resigned on December 4, 1996 and, therefore, was not entitled to a bonus for fiscal 1997. Mr. McElhaney served as the Company's President and Chief Executive Officer, on an interim basis, from December 4, 1996 to August 19, 1997, and received a fixed monthly salary during that period. The Company's new Chief Executive Officer, John E. Paget, took office on August 19, 1997. Consistent with the compensation philosophy described above, Mr. Paget will receive a fixed salary, plus a maximum bonus equal to approximately 56% of the fixed salary. The bonus will be dependent upon the Company meeting certain sales and net income targets. Mr. Paget also received options to purchase 1,000,000 shares of Common Stock, which options are contingent upon the approval of the proposed amendment to the Company's 1994 Stock Option Plan discussed in Item 2 below.

     Respectfully submitted by the Stock Option and Compensation Committee:

     Araldo A. Cossutta, Chairman
     Samuel C. McElhaney
     Frank J. Zappala, Jr.

STOCK PERFORMANCE

     The Company's Common Stock has been traded on the Nasdaq SmallCap Market since June 21, 1996 under the symbol CICC. During the period from the commencement of trading on the Nasdaq SmallCap Market through September 30, 1997, the high and low sale prices for the Common Stock were $5.00 and $0.75, respectively.

                COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*
              AMONG COMPUTER INTEGRATION CORP., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

                                      LOGO

*$100 INVESTED ON 6/24/96 IN STOCK OR ON 5/31/96 IN INDEX  INCLUDING
 REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

STOCK OPTION GRANTS

     The following table sets forth information regarding stock options granted to the Company's Named Officers during the fiscal year ended June 30, 1997 and the potential value of such options at the end of their terms, assuming certain levels of stock price appreciation:

                                                                                    POTENTIAL
                                                                                    REALIZABLE
                                                                                     VALUE AT
                                                                                     ASSUMED
                                                                                   ANNUAL RATES
                                                                                  OF STOCK PRICE
                                                                                   APPRECIATION
                                                                                    FOR OPTION
                                         INDIVIDUAL GRANTS                           TERM(4)
                         --------------------------------------------------   ----------------------
                                       PERCENT OF
                           SHARES     TOTAL OPTIONS
                         UNDERLYING    GRANTED TO
                          OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION
         NAME            GRANTED(#)    FISCAL YEAR     PRICE        DATE         5%           10%
         ----            ----------   -------------   --------   ----------      --           ---
Samuel C. McElhaney....    10,000(1)        1.7%      $  1.56    10/30/02     $  5,305      $ 12,036
                          100,000(2)       16.7%      $  1.50    12/09/06     $ 94,334      $239,061
                           35,000(3)        5.8%      $1.3755     3/11/07     $ 30,277      $ 76,727
Stephen C. Wright......    40,000(4)        6.7%      $ 1.375    11/04/06     $ 34,589      $ 87,656
Edward A. Meltzer......    40,000(5)        6.7%      $  1.50     1/15/02     $ 16,577      $ 36,631
Ronald G. Farrell......       0              0             --          --          0             0
John Chiste............       0              0             --          --          0             0

---------------

(1) Will vest in full on October 30, 1997.
(2) 50,000 vested on December 9, 1996 and 50,000 vested on July 4, 1997.
(3) Vested in full on March 11, 1997.

(4) Vested in full on July 15, 1997.
(5) 20,000 vested on January 15, 1997 and 20,000 will vest on January 15, 1998.
(6) Dollar amounts represent the potential realizable value of each grant of options assuming that the market price of the Common Stock appreciates in value from the date of grant to the expiration date at 5% and 10% annual rates of return. These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides certain information concerning the unexercised options to purchase shares of Common Stock held by the Company's Named Officers as of June 30, 1997.

                                                                                VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                                 AT JUNE 30, 1997(#)              JUNE 30, 1997(1)
                                           -------------------------------   ---------------------------
                  NAME                      EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                  ----                     -------------   ---------------   -----------   -------------
Samuel C. McElhaney......................            0           60,000              0              0
Stephen C. Wright........................            0           40,000              0              0
Edward A. Meltzer........................       20,000           20,000              0              0
Ronald G. Farrell........................      118,000                0       $ 17,700       $      0
John F. Chiste...........................            0                0              0              0

---------------

(1) Dollar values are calculated based on the difference between the option exercise price and $1.25, the closing price of the Common Stock on June 30, 1997 as reported by Nasdaq.

     The following table provides certain information concerning stock options exercised during the fiscal year ended June 30, 1997 by the Named Officers.

                                                                           NUMBER OF
                                                                           SECURITIES          VALUE OF
                                                                           UNDERLYING         UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                          OPTIONS/SARS       OPTIONS/SARS
                                                                       AT FISCAL YEAR-END   AT FISCAL YEAR-
                                                SHARES       VALUE            (#)               END($)
                                              ACQUIRED ON   REALIZED      EXERCISABLE/       EXERCISABLE/
                    NAME                      EXERCISE(#)     ($)        UNEXERCISABLE       UNEXERCISABLE
                    ----                      -----------   --------   ------------------   ---------------
Samuel C. McElhaney.........................    85,000      (38,260)          0/60,000                0
Stephen C. Wright...........................         0            0           0/40,000                0
Edward A. Meltzer...........................         0            0     20,000/20,0000                0
Ronald G. Farrell...........................         0            0          118,000/0          $17,700
John F. Chiste..............................    25,000       12,500                  0                0

EMPLOYEE SAVINGS PLANS

     Effective July 1, 1995, Systems adopted a 401(k) plan (the "401(k)") and the Copley 401(k) was merged with the Systems 401(k). Systems administers the 401(k) and all Systems employees are eligible to participate in the 401(k) upon completion of one year of service and the attainment of age 21. Voluntary employee pre-tax contributions may be made to the 401(k) in 1% increments from 1% to 15% of total gross annual compensation. Systems makes matching contributions of 25% of the first 4% of employee pre-tax contributions. In addition, as a one-time incentive for employees to enroll, Systems contributed $600 to the 401(k) for each employee who enrolled on September 1, 1993 (the "Incentive Bonus"). The employee's account balance, including Systems' contributions, will be 100% vested at all times. The Incentive Bonus will be subject to the same vesting schedule as the 401(k)'s vesting schedule. A participant is entitled to receive a distribution of the vested interest in his or her account upon retirement, death, permanent disability or termination of employment.

     Dataprint had a Profit Sharing Defined Contribution Plan with 401(k) Savings Plan, whereby Dataprint matched 50% of employee contributions up to 6% of salary deferrals. Effective July 1, 1995, the separate Systems and Dataprint 401(k) plans were merged into one plan.

     Cedar had a 401(k) plan under which all Cedar employees were eligible to participate upon completion of one year of service and the attainment of age 21. Effective January 1, 1996, the separate Systems and Cedar 401(k) plans were merged into one plan.

EMPLOYEE INCENTIVE PLAN

     The Company has adopted a 1994 Employee Incentive Plan (the "Employee Incentive Plan"). Pursuant to the Employee Incentive Plan, key employees of the Company who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock appreciation rights, restricted stock awards, performance shares, performance units and awards consisting of combinations of such incentives. The Employee Incentive Plan is administered by the Compensation Committee. No Compensation Committee member will be eligible to participate in the Employee Incentive Plan. Subject to the provisions of the Employee Incentive Plan, the Compensation Committee has sole discretionary authority to interpret the Employee Incentive Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

     Shares of Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted, but will be subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Compensation Committee at the time the award is granted are not satisfied. A performance unit will provide for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment or other performance objectives established by the Compensation Committee at the time of grant are attained. Stock bonus awards, restricted stock awards and performance unit awards may, in the discretion of the Compensation Committee, be settled in cash, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date. The Company has reserved 5,000 shares of Common Stock for issuance under the Employee Incentive Plan. Pursuant to the Employee Incentive Plan, during 1996, the Company issued ten shares of its Common Stock to each of its 445 employees.

                 ITEM 2 -- AMENDMENT OF 1994 STOCK OPTION PLAN

     In April 1994, the Board of Directors of the Company approved the adoption of the 1994 Stock Option Plan (the "Plan"), which Plan was amended in June 1994, September 1995 and October 1996. Such amendments to the Plan were approved by the Company's stockholders in July 1994, October 1995 and October 1996, respectively. The Board of Directors has adopted, subject to approval by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, Amendment No. 3 to the Plan, a copy of which is annexed hereto as Exhibit A.

GENERAL

     Under the Plan, the Company has reserved an aggregate of 1,800,000 shares of Common Stock for issuance, of which options to acquire 1,286,922 shares are currently outstanding. The Company is contractually obligated to issue an additional 1,000,000 options to Mr. Paget, contingent upon the approval of the proposed amendment to the Plan. The purpose of the Plan is to encourage stock ownership by certain officers, non-employee directors and key personnel, including consultants and advisors, of the Company and its wholly-owned subsidiaries, to give such persons a greater personal interest in the success of the Company's business, and to provide incentive to continue to advance and contribute to the Company. The Plan is administered by those members of the Board of Directors of the Company who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which committee selects the persons who will be granted options under the Plan, prescribes the terms and provisions of each option granted (which need not be identical), specifies the number of shares subject to each option, sets the option price and determines the maximum period during which options may be exercised.

     Options granted under the Plan may either be options qualifying as incentive stock options (the "Incentive Options") under Section 422(a) of the Internal Revenue Code of 1986, as amended, or non-qualifying options ("Nonqualified Options"). Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant; provided, however, that the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each option and the manner in which it may be exercised is determined by the Board of Directors, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant.

     The individuals eligible to receive options under the Plan are employees, non-employee directors, advisors and consultants of the Company and its subsidiaries. Non-employee directors, advisors and consultants shall only be eligible to receive Nonqualified Options. Employees are eligible to receive both Incentive Options and Nonqualified Options. The Company currently has four non-employee directors and 407 employees who are eligible to participate in the Plan. In the event that an outstanding option terminates for any reason, the shares of Common Stock subject to the unexercised portion of such option shall again be available for grants under the Plan.

     Options granted under the Plan are nontransferable and nonassignable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the optionee. No option may be exercised after the expiration of its term. The Company receives no proceeds upon the grant of options. Any proceeds received by the Company from the sale of Common Stock on the exercise of options shall be used for general corporate purposes.

     Upon the occurrence of certain events involving a recapitalization or reorganization of the Company, the committee will make appropriate adjustments to the number of shares covered by each outstanding option and the per share exercise price thereof, in its discretion, to prevent dilution or enlargement of rights.

     The Board of Directors of the Company may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the stockholders, no revision or amendment shall increase the number of shares of Common Stock that may be issued under the Plan, materially increase the benefits accruing to individuals holding options granted pursuant to the Plan or materially modify the requirements as to eligibility for participation in the Plan.

     The Plan currently provides that each existing non-employee director of the Company as of October 12, 1995, or any other non-employee as of the date he or she first becomes a director, shall automatically be granted a Nonqualified Option to purchase 10,000 shares of Common Stock. A Nonqualified Option to purchase an additional 10,000 shares of common stock shall be granted to each such non-employee director on each election to the Board, or one year anniversary of his or her last election and continued service on the Board (the "Formula Plan"). All such options granted to non-employee directors will have an exercise price per share equal to 100% of the fair market value per share of the Common Stock on the date of such grant, shall not be exercisable for a period of one year from the date of grant and shall expire on the earlier of (i) six years from the date of grant or (ii) 30 days after the optionee shall cease to be a member of the Board.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of an Incentive Option or a Nonqualified Option would not result in income for the grantee or in a deduction for the Company.

     The exercise of a Nonqualified Option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

     The exercise of an Incentive Option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and
(ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

THE PROPOSED AMENDMENT

     Amendment No. 3 would increase the number of shares of Common Stock reserved for issuance under the Plan from 1,800,000 shares to 4,000,000 shares. Presently, only 513,078 shares remain available for the grant of new options. The Company is contractually obligated to issue an additional 1,000,000 options, subject to approval of the proposed amendment. With the increase, the shares of Common Stock available for issuance under the Plan will constitute 20.5% of the total shares of Common Stock outstanding on a fully diluted basis, assuming the granting of awards for all of the Common Stock available for issuance under the Plan and the issuance of such Common Stock upon the exercise thereof and assuming that all options, rights and warrants for Common Stock and all securities convertible into shares of Common Stock currently outstanding are exercised or converted.

     The Board of Directors believes that the Company's ability to grant additional stock options is important to the Company's ability to recruit and retain qualified personnel and directors.

VOTE REQUIRED FOR ADOPTION

     For approval of Amendment No. 3 to the Plan, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is required. The Board of Directors recommends a vote FOR the adoption of Amendment No. 3 to the Plan.

              ITEM 3 -- INCREASE AUTHORIZED SHARES OF COMMON STOCK

THE PROPOSAL

     The Company proposes to amend its Certificate of Incorporation to increase the number of authorized shares of capital stock from 22,000,000 shares to 42,000,000 shares, including an increase in the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares (the "Authorized Shares Amendment"). The Authorized Shares Amendment would be effected by amending Article Fourth of the Certificate of Incorporation to read as set forth in Exhibit B. The additional shares of the Company's Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently authorized.

PURPOSES AND EFFECT OF THE AUTHORIZED SHARES AMENDMENT

     The Certificate of Incorporation authorizes the issuances of 22,000,000 shares of capital stock, of which 20,000,000 are shares of Common Stock and 2,000,000 are shares of Preferred Stock. Of the 20,000,000 shares of Common Stock authorized, as of the record date 14,034,810 shares were issued and outstanding,

1,800,000 shares were reserved for issuance pursuant to the Company's 1994 Stock Option Plan, 355,000 shares were reserved for issuance upon the exercise of outstanding warrants and 1,261,434 shares were reserved for issuance upon the conversion of shares of Preferred Stock into shares of Common Stock. Thus, only 2,705,634 shares of Common Stock are presently unissued, unreserved and available for future issuance.

     Under the Authorized Shares Amendment, the Board of Directors would be authorized to issue up to an additional 20,000,000 shares of Common Stock. The holders of shares of Common Stock do not have preemptive rights to subscribe to any of the Company's securities and will not have any such rights to subscribe to any additional shares of Common Stock which may be issued, if authorized pursuant to the Authorized Shares Amendment.

     The additional shares of Common Stock which would be authorized by the Authorized Shares Amendment could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose without further action by the stockholders. For the foreseeable future, the Company does not anticipate issuing additional shares of Common Stock other than for the purpose of raising additional capital or potentially in connection with acquisition of other companies or assets. Although the Company has completed a number of acquisitions in recent years and regularly reviews potential acquisition targets, it has not entered into any agreement or understanding with respect to any additional acquisitions at this time.

OTHER CONSIDERATIONS

     Stockholders should recognize that issuance of additional shares of Common Stock will, among other things, have a dilutive effect on future earnings per share of Common Stock and on the percentage of equity ownership and voting rights of the current holders of shares of Common Stock. However, the Board of Directors believes that the benefits of providing the Company with the flexibility to issue shares of Common Stock without further stockholder approval and delay, outweigh the possible disadvantages of dilution to the current stockholders of the Company and that it is prudent and in the best interests of the stockholders to provide the advantage of greater flexibility which will result from the adoption of the Authorized Shares Amendment.

VOTE REQUIRED FOR ADOPTION

     The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, in person or by proxy, is required to authorize the Authorized Shares Amendment. The Board of Directors unanimously recommends that stockholders vote FOR Proposal 3 -- Authorized Shares Amendment. If the Authorized Shares Amendment is approved by the stockholders, the Authorized Shares Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware.

              ITEM 4 -- RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP as the Company's certified independent public accountants with respect to its operations for the fiscal year ending June 30, 1998, subject to ratification of such appointment by the holders of Common Stock.

     To ratify the selection of Ernst & Young LLP, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is required. The Board of Directors recommends a vote FOR this proposal.

     The Company anticipates that a representative of Ernst & Young LLP will be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote said proxy in accordance with his judgment in such matters.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 1998 must be received for inclusion in the Company's proxy statement and form of proxy by June 18, 1998.

                                    EXHIBITS

     The following exhibits are attached hereto and incorporated herein by reference.

     A. Amendment No. 3 to 1994 Stock Option Plan.

     B. Form of Authorized Shares Amendment.

Dated: Charlotte, North Carolina
       October 16, 1997

                                   EXHIBIT A

                   AMENDMENT NO. 3 TO 1994 STOCK OPTION PLAN

RESOLVED, that the first sentence of Section 3 of the Company's 1994 Stock Option Plan be amended to read in its entirety as follows:

     Subject to adjustments pursuant to Section 9 of the Plan, no more than Four Million (4,000,000) shares in the aggregate of the Company's Common Stock (the "Reserved Shares") may be issued pursuant to the Plan to eligible participants.

           ---------------------------------------------------------

                                   EXHIBIT B

AUTHORIZED SHARES AMENDMENT

RESOLVED, that the first sentence of Article FOURTH of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 42,000,000 shares, consisting of 40,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

                                     PROXY

                           COMPUTER INTEGRATION CORP.

    The undersigned stockholder hereby appoints Samuel C. McElhaney, the attorney and proxy of the undersigned, with power of substitution, to vote on behalf of the undersigned stockholder all the shares of stock of Computer Integration Corp. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Park Hotel, 220 Rexford Road, Charlotte, North Carolina 28211 on November 4, 1997 at 9:00 a.m., local time, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxy to vote as follows:

1. Election of seven directors.

  [ ] FOR the election of the nominees listed below (except as marked to the contrary below):

Samuel C. McElhaney, John E. Paget, Araldo A. Cossutta, Donald Russell, Michael
             G. Santry, Matthew S. Waller and Frank J. Zappala, Jr.

  [ ] WITHHOLD AUTHORITY to vote for all the nominees listed above.

  [ ] WITHHOLD AUTHORITY to vote for individual nominee or nominees listed in the space provided below.

      --------------------------------------------------------------------------

2. Approve Amendment No. 3 to the Company's 1994 Stock Option Plan, as amended.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

            (CONTINUED AND TO BE DATED AND SIGNED ON THE OTHER SIDE)

3. Approve an amendment to the Company's Certificate of Incorporation to increase its authorized shares of Common Stock from 20 million to 40 million, together with the resolutions relating thereto.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4. Ratify the Company's selection of the accounting firm of Ernst & Young LLP as the Company's independent certified public accountants.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

5. In his discretion, upon such other business as may be properly brought before the Annual Meeting.

   If this Proxy is properly executed and returned, the shares represented hereby will be voted as instructed. If not otherwise specified, this Proxy will be voted FOR all of the persons nominated as directors, and FOR each of proposals 2, 3 and 4.

   PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME AND THE NAME AND TITLE OF THE DULY AUTHORIZED OFFICER SIGNING ON SUCH CORPORATION'S BEHALF.

                                                 Dated: _________________, 1997


                                                 ------------------------------


                                                 ------------------------------
                                                   (Signature of Stockholders)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS